Exhibit 99.1

2600 Citadel Plaza Drive

P.O. Box 924133

Houston, Texas 77292-4133

NEWS RELEASE

Information: Kristin Gandy, Director of Investor Relations, Phone: (713) 866-6050

WEINGARTEN REALTY INVESTORS ANNOUNCES PRICING OF

$100 MILLION PUBLIC OFFERING OF SENIOR UNSECURED NOTES

Houston, TEXAS (August 12, 2009) – Weingarten Realty Investors (NYSE: WRI) announced today the pricing of $100 million of 8.10% notes due 2019 in an underwritten public offering through Wells Fargo Securities, LLC, RBC Capital Markets Corporation and Morgan Keegan & Company, Inc., as joint book-running managers. The offering is expected to close on August 19, 2009, subject to customary closing conditions.

The Company intends to use the net proceeds of the offering for general business purposes, including reducing amounts outstanding under its revolving credit facility.

Copies of the prospectus and related prospectus supplement may be obtained from: Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina, 28262, Attention: Syndicate Operations, telephone: (800) 326-5897.

An effective registration statement is on file with the Securities and Exchange Commission (SEC), and a copy of the prospectus supplement, together with the prospectus, also will be available on the SEC’s website at www.sec.gov. This news release does not constitute an offer to sell or a solicitation of any offer to buy such securities nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. These statements are based on current expectations, estimates and projections about the industry and markets in which Weingarten operates, management’s beliefs, and assumptions made by management. It is important to note that Weingarten’s actual results could differ materially from those projected in such forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Reference is made to Weingarten’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact Weingarten’s performance.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer. At June 30, 2009, the company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 378 developed income-producing properties and 24 properties under various stages of construction and development. The total number of properties includes 318 neighborhood and community shopping centers located in 22 states spanning the country from coast to coast. The company also owns 81 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas.

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